Exhibit 99.1

FiberTower Corporation
Index to Financial Statements

Financial statement schedules have been omitted because they are not required, not applicable or the information is otherwise included in the notes to the financial statements.

Report of Independent Registered Public Accounting Firm

The Board of Directors
FiberTower Corporation

We have audited the accompanying balance sheets of FiberTower Corporation as of December 31, 2005 and 2004, and the related statements of operations, convertible preferred stock and stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Since the date of completion of our audit of the accompanying financial statements and initial issuance of our report thereon dated April 21, 2006, the Company, as discussed in Note 1, has experienced a substantial increase in the cash used in its operating and investing activities that adversely affects the Company’s liquidity. Note 1 describes management’s plans to address this issue.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FiberTower Corporation at December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

San Francisco, California
April 21, 2006,
except for (i) the fourth and fifth paragraphs of the section of Note 1 entitled “Organization and Operations,” as to which the date is
August 29, 2006, (ii) the section of Note 1 entitled “Merger
Transaction,” as to which the date is August 29, 2006, (iii) the sections of Note 1 entitled “Segments” and “Loss Per Share,” as to which the date is June 27, 2006, (iv) the last paragraph of the section of Note 6 entitled “Liquidation,” as to which the date is June 27,
2006, (v) the fifth, sixth and seventh paragraphs of the section of
Note 7 entitled “Stock Option Plan,” as to which the date is June 27,
2006, (vi) the thirteenth paragraph of the section of Note 7 entitled
“Stock Option Plan,”  as to which the date is May 14, 2006, (vii) the first two paragraphs of the section of Note 7 entitled “Nonvested
Common Stock Awards,” as to which the date is June 22, 2006,
(viii) the second paragraph of the section of Note 7 entitled “Other
Stock-Based Compensation,” as to which the date is June 27, 2006, and (ix) Note 8, as to which the date is June 27, 2006

FiberTower Corporation
Balance Sheets

(all amounts are in thousands, except share and per share data)

	December 31,		June 30,
	2005	2004	2006
			(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$112,936	$25,620	$42,996
Restricted cash and cash equivalents	1,844	—	1,842
Accounts receivable	822	327	1,625
Prepaid expenses and other current assets	1,113	541	973
Total current assets	116,715	26,488	47,436

Long-term restricted cash and cash equivalents	1,636	3,650	1,701
Property and equipment, net	77,199	26,823	129,253
Deposits and other long-term assets	299	141	1,447
Total assets	$195,849	$57,102	$179,837

Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$18,927	$5,859	$15,039
Accrued compensation and related benefits	1,782	631	3,250
Other accrued liabilities	1,484	518	2,980
Deferred revenues	—	—	4
Total current liabilities	22,193	7,008	21,273

Deferred rent	320	43	490
Asset retirement obligations	571	—	944
Long-term accounts payable	629	2,036	291
Commitments and contingencies
Convertible preferred stock, $.0001 par value; 225,000,000 shares authorized at December 31, 2005 and June 30, 2006 (unaudited) and 98,800,863 shares authorized at December 31, 2004; 223,850,026 shares issued and outstanding at December 31, 2005 and June 30, 2006 (unaudited) and 98,800,863 shares issued and outstanding at December 31, 2004 (liquidation preference value of $223,850 at December 31, 2005 and June 30, 2006 (unaudited))	220,675	70,847	220,675

Stockholders’ deficit:
Common stock, $.0001 par value; 325,000,000 shares authorized at December 31, 2005 and June 30, 2006 and 140,000,000 shares authorized at December 31, 2004; 17,663,950, 17,248,453 and 18,269,142 shares (unaudited) issued and outstanding at December 31, 2005 and 2004, and June 30, 2006, respectively	2	2	2
Additional paid-in capital	682	379	1,934
Notes receivable from stockholders, including accrued interest of
$79 and $162 (unaudited) as of December 31, 2005 and June 30, 2006, respectively (none as of December 31, 2004)	(4,079)	—	(4,162)
Deferred stock-based compensation	(22)	—	—
Accumulated deficit	(45,122)	(23,213)	(61,610)
Total stockholders’ deficit	(48,539)	(22,832)	(63,836)
Total liabilities, convertible preferred stock and stockholders’ deficit	$195,849	$57,102	$179,837

See accompanying notes.

FiberTower Corporation
Statements of Operations
(all amounts are in thousands, except share and per share data)

	Year Ended December 31,			Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2003	2006	2005	2006	2005
				(Unaudited)		(Unaudited)
Service revenues	$6,224	$2,624	$736	$3,093	$1,335	$5,616	$2,244

Operating expenses:
Cost of service revenues (excluding depreciation and amortization)	19,224	8,701	2,918	8,409	4,042	14,733	7,359
Sales and marketing	3,822	2,572	1,572	1,600	876	2,479	1,773
General and administrative	4,444	2,529	1,405	2,604	909	4,446	1,851
Depreciation and amortization	3,096	1,233	563	1,291	719	2,318	1,332
Total operating expenses	30,586	15,035	6,458	13,904	6,546	23,976	12,315
Loss from operations	(24,362)	(12,411)	(5,722)	(10,811)	(5,211)	(18,360)	(10,071)

Other income (expense):
Interest income	2,683	485	140	852	88	1,971	224
Interest expense	(223)	(138)	(37)	(51)	(65)	(98)	(136)
Miscellaneous expense, net	(7)	(1)	(7)	(1)	—	(1)	—
Other income, net	2,453	346	96	800	23	1,872	88

Net loss	$(21,909)	$(12,065)	$(5,626)	$(10,011)	$(5,188)	$(16,488)	$(9,983)

Basic and diluted loss per share	$(1.49)	$(1.11)	$(0.84)	$(0.56)	$(0.37)	$(0.95)	$(0.73)

Weighted average number of shares used in per share amounts:
Basic and diluted	14,660,071	10,846,078	6,676,660	17,937,524	14,198,552	17,403,322	13,735,347

See accompanying notes

FiberTower Corporation
Statements of Convertible Preferred Stock and Stockholders’ Deficit
(all amounts are in thousands, except share data)

			Stockholders’ Deficit
	Convertible Preferred Stock		Common Stock		Additional Paid-in	Notes Receivable from	Deferred Stock-based	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Stockholders	Compensation	Deficit	Deficit
Balance at December 31, 2002	31,751,651	$17,020	15,651,072	$2	$315	$—	$—	$(5,522)	$(5,205)
Issuance of convertible preferred stock, Series B, net of issuance costs of $168	22,296,080	14,833	—	—	—	—	—	—	—
Conversion of Senior convertible preferred stock to Series B convertible preferred stock	1,246,291	—	—	—	—	—	—	—	—
Issuance of common stock upon increase in number of shares reserved for issuance under stock option plan	—	—	808,301	—	—	—	—	—	—
Issuance and remeasurement of stock options granted to nonemployees for services rendered	—	—	—	—	5	—	—	—	5
Issuance of common stock upon exercise of stock options	—	—	149,479		7	—	—	—	7
Net loss	—	—	—	—	—	—	—	(5,626)	(5,626)
Balance at December 31, 2003	55,294,022	31,853	16,608,852	2	327	—	—	(11,148)	(10,819)
Issuance of convertible preferred stock, Series C, net of issuance costs of $163	43,506,841	38,994	—	—	—	—	—	—	—
Issuance and remeasurement of stock options granted to nonemployees for services rendered	—	—	—	—	4	—	—	—	4
Issuance of common stock upon exercise of stock options	—	—	639,601	—	48	—	—	—	48
Net loss	—	—	—	—	—	—	—	(12,065)	(12,065)
Balance at December 31, 2004	98,800,863	70,847	17,248,453	2	379	—	—	(23,213)	(22,832)
Issuance of convertible preferred stock, Series A, net of issuance costs of $172	150,000,000	149,828	—	—	—	—	—	—	—
Conversion of convertible preferred stock, Series A-1, Series B and Series C, into convertible preferred stock, Series A	(24,950,837)	—	—	—	—	—	—	—	—
Issuance and remeasurement of stock options granted to nonemployees for services rendered	—	—	—	—	4	—	—	—	4
Issuance of common stock upon exercise of stock options	—	—	365,497	—	47	—	—	—	47
Issuance of common stock to nonemployee for services rendered	—	—	50,000	—	14	—	—	—	14
Issuance of notes receivable from stockholders	—	—	—	—	—	(4,000)	—	—	(4,000)
Accrual of interest on notes receivable from stockholders	—	—	—	—	—	(79)	—	—	(79)
Deferred stock-based compensation	—	—	—	—	238	—	(49)	—	189
Amortization of deferred stock-based compensation	—	—	—	—	—	—	27	—	27
Net loss	—	—	—	—	—	—	—	(21,909)	(21,909)
Balance at December 31, 2005	223,850,026	220,675	17,663,950	2	682	(4,079)	(22)	(45,122)	(48,539)
Issuance of common stock upon exercise of stock options (unaudited)	—	—	605,192	—	126	—	—	—	126
Accrual of interest on notes receivable from stockholders (unaudited)	—	—	—	—	—	(83)	—	—	(83)
Amortization of deferred stock-based compensation (unaudited)	—	—	—	—	—	—	22	—	22
Share-based payment expense (unaudited)	—	—	—	—	1,126	—	—	—	1,126
Net loss (unaudited)	—	—	—	—	—	—	—	(16,488)	(16,488)
Balance at June 30, 2006 (unaudited)	223,850,026	$220,675	18,269,142	$2	$1,934	$(4,162)	$—	$(61,610)	$(63,836)

See accompanying notes.

FiberTower Corporation

Statements of Cash Flows

(all amounts are in thousands)

				Six Months Ended
	Year Ended December 31,			June 30,
	2005	2004	2003	2006	2005
				(Unaudited)
Operating activities
Net loss	$(21,909)	$(12,065)	$(5,626)	$(16,488)	$(9,983)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,096	1,233	563	2,318	1,332
Accretion of asset retirement obligations	65	—	—	44	44
Employee stock-based compensation	216	—	—	1,148	—
Other stock-based compensation	18	4	5	—	—
Loss on disposal of equipment	5	1	7	102	—
Net changes in operating assets and liabilities:
Restricted cash and cash equivalents	170	(2,943)	(303)	(63)	1,202
Accounts receivable	(495)	(173)	(124)	(803)	(488)
Prepaid expenses and other current assets	(572)	(289)	(150)	140	(361)
Deposits and other long-term assets	(158)	(127)	192	13	(78)
Accounts payable	11,661	5,131	1,816	(4,898)	(1,702)
Accrued compensation and related benefits	1,151	489	81	1,468	403
Other accrued liabilities and deferred rent	1,243	435	76	1,666	1,052
Deferred revenues	—	—	(5)	4	—
Accrued interest on notes receivable from stockholders	(79)	—	—	(83)	—
Net cash used in operating activities	(5,588)	(8,304)	(3,468)	(15,432)	(8,579)

Investing activities
Payment of merger-related costs	—	—	—	(489)	—
Purchases of property and equipment	(52,971)	(20,367)	(6,350)	(54,145)	(11,577)
Net cash used in investing activities	(52,971)	(20,367)	(6,350)	(54,634)	(11,577)

Financing activities
Proceeds from issuance of convertible preferred stock, net	149,828	38,994	14,832	—	(9)
Proceeds from issuance of common stock	47	48	7	126	25
Issuance of notes receivable from stockholders	(4,000)	—	—	—	—
Net cash provided by financing activities	145,875	39,042	14,839	126	16
Net increase (decrease) in cash and cash equivalents	87,316	10,371	5,021	(69,940)	(20,140)
Cash and cash equivalents at beginning of period	25,620	15,249	10,228	112,936	25,620
Cash and cash equivalents at end of period	$112,936	$25,620	$15,249	$42,996	$5,480

Supplemental disclosures
Cash paid for interest	$150	$103	$6	$48	$59
Accrual of merger-related costs	$—	$—	$—	$672	$—

See accompanying notes.

FiberTower Corporation
Notes to Financial Statements
(All amounts are in thousands, except share and per share data)
(All information as of June 30, 2006 and for the three and six months ended June 30, 2006 and 2005 is unaudited)

1. Organization, Basis of Presentation and Summary of Significant Accounting Policies

Organization and Operations

FiberTower Corporation (the “Company”) was incorporated on July 19, 2000 in the State of Delaware to build and operate a shared high-capacity backhaul network for wireless operators and service providers in the United States. The Company commenced its planned principal operations during 2003.

The Company is subject to a number of risks associated with its stage of development, including, but not limited to, dependence on key employees, dependence on key customers and suppliers, potential competition from larger, more established companies, the ability to develop and bring new services or products to market (including expansion of the Company’s network), the ability to attract and retain additional qualified personnel and the ability to obtain adequate financing to support its growth.

The Company has incurred losses and negative cash flows from operating and investing activities since its inception, and it had an accumulated deficit of $45,122 and $61,610 as of December 31, 2005 and June 30, 2006, respectively. Through June 30, 2006, the Company has relied primarily on equity financings to fund its operating and investing activities.

On July 5, 2006, the Company and certain of its investors executed a binding financial support agreement under which such investors would provide the Company with the necessary working capital, in the form of equity or debt financing, to enable it to continue as a going concern on a stand-alone basis until at least December 31, 2007. However, such financial support agreement was terminated on August 29, 2006 when the merger described below was consummated.

Following the completion of the merger described below, the Company’s business plan contemplates obtaining convertible debt financing prior to March 31, 2007 in order to fund the Company’s operating and investing activities for periods beginning after December 31, 2006 (Note 11). However, such financing may not be available on acceptable terms, or at all. The Company has experienced a substantial increase in the cash used in its operating and investing activities in 2006, as compared to 2005, which adversely affects the Company’s liquidity. However, based on the Company’s forecast for the remainder of

FiberTower Corporation
Notes to Financial Statements (Continued)
(All amounts are in thousands, except share and per share data)
(All information as of June 30, 2006 and for the three and six months ended June 30, 2006 and 2005 is unaudited)

2006, management believes the Company can fund its operating and investing activities through at least December 31, 2006, relying only on the Company’s existing unrestricted cash and cash equivalent balances (exclusive of any proceeds from the pending convertible debt offering described in Note 11).

Merger Transaction

On August 29, 2006, the Company and First Avenue Networks, Inc. (“First Avenue”) completed a merger pursuant to a definitive merger agreement (the “Agreement”) executed on May 14, 2006. Under the terms of the Agreement, all of the outstanding shares of the Company’s Series A Convertible Preferred Stock (“Series A”) were converted to shares of the Company’s common stock immediately prior to the completion of the merger. Accordingly, First Avenue issued 73,885,330 shares of common stock in exchange for all of the issued and outstanding common shares of the Company. In addition, First Avenue issued options for 4,206,682 shares of its common stock in exchange for all of the outstanding stock options of the Company.

Following the completion of the merger, the stockholders and option holders of the Company own approximately 51%, on a fully diluted basis, of the outstanding shares of First Avenue. (The aforementioned 51% voting interest calculation includes only in-the-money options that are vested and exercisable.) In addition, under the terms of the Agreement, the Chief Executive Officer (“CEO”) of First Avenue has been designated the CEO of the combined company. The Company has designated five members and First Avenue has designated three members to the Board of Directors of the combined company. The CEO is also a director of the combined company. Each standing committee of the Board of Directors consists of one member designated by First Avenue and two members designated by the Company. First Avenue has been renamed “FiberTower Corporation” following the completion of the merger.

FiberTower Corporation
Notes to Financial Statements (Continued)
(All amounts are in thousands, except share and per share data)
(All information as of June 30, 2006 and for the three and six months ended June 30, 2006 and 2005 is unaudited)

The merger of First Avenue and the Company will be accounted for as a reverse acquisition of First Avenue by the Company under the purchase method of accounting because the Company’s stockholders own a majority of the shares, on a fully diluted basis, of the combined company following the merger. In addition, the Company has designated the majority of the members of the board of directors and of each of the standing committees of the combined company. The financial statements following the merger will reflect the operating results of the Company on a historical basis and First Avenue’s operating results after the effective date of the merger (August 29, 2006).

Unaudited Financial Information

The accompanying balance sheet of the Company as of June 30, 2006, the related statements of operations for the three and six months ended June 30, 2006 and 2005, and the related statements of cash flows, and convertible preferred stock and stockholders’ deficit for the six months ended June 30, 2006 are unaudited. These unaudited interim financial statements have been prepared in accordance with U. S. generally accepted accounting principles. In the opinion of the Company’s management, the unaudited interim financial statements have been prepared on the same basis as the 2005 audited financial statements and include all adjustments, which include only normal recurring adjustments, necessary for a fair presentation of the Company’s financial position at June 30, 2006 and the results of its operations for the three and six months ended June 30, 2006 and 2005 and its cash flows for the six months ended June 30, 2006 and 2005. The results for the six months ended June 30, 2006 are not necessarily indicative of the results to be expected for the year ending December 31, 2006.

Segments

The Company operates in one business segment.

FiberTower Corporation
Notes to Financial Statements (Continued)
(All amounts are in thousands, except share and per share data)
(All information as of June 30, 2006 and for the three and six months ended June 30, 2006 and 2005 is unaudited)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ materially from those estimates. The Company’s critical accounting estimates include (i) useful life assignments and impairment evaluations associated with long-lived assets, (ii) revenue recognition, (iii) establishment of accounts receivable allowances, (iv) asset retirement obligations, (v) deferred rent, (vi) valuation of the Company’s common stock and stock-based awards, and (vii) establishment of valuation allowances associated with deferred tax assets.

Cash Equivalents and Fair Values of Financial Instruments

The Company considers short-term, highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company’s cash equivalents, including restricted balances, consisted of money market mutual funds with an aggregate cost and fair market value of $115,769, $28,395 and $45,558 as of December 31, 2005 and 2004, and June 30, 2006, respectively.

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities, the Company classifies all investments as available-for-sale at the time of purchase, and it reevaluates such designation at each balance sheet date. Cash equivalents are stated at their fair market values, which were determined based on quoted market prices. Unrealized gains and losses on available-for-sale securities are recognized as a component of other comprehensive income (loss). There were no unrealized gains and losses on available-for-sale securities at December 31, 2005 and 2004 or June 30, 2006.

Accretion of discounts and amortization of premiums on investments are included in interest income.

FiberTower Corporation
Notes to Financial Statements (Continued)
(All amounts are in thousands, except share and per share data)
(All information as of June 30, 2006 and for the three and six months ended June 30, 2006 and 2005 is unaudited)

The fair values of the Company’s other financial instruments, which consist of interest-bearing accounts payable to certain vendors (Note 3) and notes receivable from stockholders (Note 7), are estimated by discounting the respective future cash flows using rates at which similar types of borrowing or lending arrangements with comparable maturities could be obtained, or would be issued, by the Company. The aggregate estimated fair values of the Company’s other financial instruments approximated their respective carrying values as of December 31, 2005 and 2004, and June 30, 2006.

Restricted Cash and Cash Equivalents

In connection with an equipment financing arrangement (Note 3), the Company was required to maintain a letter of credit with a financial institution in the amount of $1,300, $3,074 and $1,300 as of December 31, 2005 and 2004, and June 30, 2006, respectively. This letter of credit, which expired on June 30, 2006, was collateralized by cash and cash equivalents of $1,844, $3,134 and $1,842 as of December 31, 2005 and 2004, and June 30, 2006, respectively. The obligation to which this letter of credit related was repaid on July 1, 2006.

Also, in relation to a service supplier agreement that was executed in 2005, the Company was required to maintain a restricted cash equivalent balance with a financial institution of $1,000 and $1,019 as of December 31, 2005 and June 30, 2006, respectively. Additionally, in relation to lines of credit with certain equipment vendors (Note 3), the Company maintains a restricted cash account at a financial institution. The restricted cash balance associated with these lines of credit was $620 as of December 31, 2005, $500 as of December 31, 2004 and $626 as of June 30, 2006. The Company also maintains two additional letters of credit with a financial institution in connection with other obligations. These letters of credit, which expire between July 13, 2006 and June 19, 2007, totaled $16 at December 31, 2005 and 2004 and $56 at June 30, 2006 and were collateralized by cash equivalents of $16 at December 31, 2005 and 2004 and $56 at June 30, 2006. The total restricted cash and cash equivalents balance as of December 31, 2005 and 2004, and June 30, 2006 was $3,480, $3,650 and $3,543, respectively.

FiberTower Corporation
Notes to Financial Statements (Continued)
(All amounts are in thousands, except share and per share data)
(All information as of June 30, 2006 and for the three and six months ended June 30, 2006 and 2005 is unaudited)

Revenue and Expense Recognition

The Company recognizes revenues relating to its shared high-capacity wireless backhaul service when (i) persuasive evidence of an arrangement exists, (ii) the services have been provided to the customer, (iii) the sales price is fixed or determinable and (iv) the collection of the sales price is reasonably assured. Revenues earned for which the customer has not been billed are recorded as “unbilled revenues.” However, there were no unbilled revenues as of December 31, 2005 and 2004 and June 30, 2006. Amounts billed in advance of providing service are deferred and recorded as “deferred revenues.” There were no deferred revenues at December 31, 2005 and 2004, and $4 of deferred revenues at June 30, 2006. Incremental direct costs of service activation are charged to expense as incurred. The Company purchases electricity and leases collocation site space from certain of its customers. The Company receives an identifiable benefit in exchange for the amounts paid to its customers and the Company can reasonably estimate the fair value of the purchased electricity and leased tower site space. Therefore, such amounts are charged to cost of service revenues as incurred, unless the amount paid exceeds the respective fair value, in which case the differential is recorded as a reduction of service revenues. Other consideration provided to customers, such as customer incentives, is recorded as a reduction of service revenues.

The Company may encounter billing disputes with certain customers in the ordinary course of business in the telecommunications industry. Management believes the impact of such disputes on the Company’s accounts receivable and revenues is reasonably estimable based on historical experience. Accordingly, the Company will maintain an allowance, through charges to revenues, based on management’s best estimate of the ultimate resolution of customer disputes. The Company does not believe an allowance of this type is necessary as of December 31, 2005 or 2004 or June 30, 2006.

The Company performs ongoing evaluations of its customers’ financial condition and generally does not require collateral or other credit enhancements. The Company will record an allowance for bad debts based on historical experience and management’s best estimate of future credit losses. The Company does not believe an allowance of this type is necessary as of December 31, 2005 or 2004 or June 30, 2006.

FiberTower Corporation
Notes to Financial Statements (Continued)
(All amounts are in thousands, except share and per share data)
(All information as of June 30, 2006 and for the three and six months ended June 30, 2006 and 2005 is unaudited)

Concentrations of Credit Risk, Significant Customers and Key Suppliers

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents, restricted cash and cash equivalents and notes receivable from stockholders (Note 7). Cash, cash equivalents and restricted cash and cash equivalents consist principally of money market mutual funds held by one domestic financial institution with a high credit standing.

For the years ended December 31, 2005, 2004 and 2003, and the three and six months ended June 30, 2006 and 2005, two customers accounted for a significant portion of the Company’s revenues, as follows:

	Year Ended December 31,			Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2003	2006	2005	2006	2005

Cingular Wireless	88.3%	86.4%	90.3%	76.7%	89.7%	78.4%	89.2%
Sprint PCS	9.3%	13.6%	8.8%	13.2%	8.2%	12.5%	9.6%

Accounts receivable from these two customers comprised the following percentages of the Company’s total accounts receivable balances at December 31, 2005 and 2004, and June 30, 2006:

	December 31,		June 30,
	2005	2004	2006

Cingular Wireless	86.9%	90.2%	67.3%
Sprint PCS	10.1%	9.8%	19.2%

The Company is dependent on a limited number of suppliers for certain equipment used to provide its services. The Company has generally been able to obtain an adequate supply of such equipment. However, an extended interruption in the supply of equipment currently obtained from its suppliers could adversely affect the Company’s business and results of operations.

FiberTower Corporation
Notes to Financial Statements (Continued)
(All amounts are in thousands, except share and per share data)
(All information as of June 30, 2006 and for the three and six months ended June 30, 2006 and 2005 is unaudited)

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over estimated useful lives ranging from three to ten years. Leasehold improvements are amortized over the shorter of the lease term or their estimated useful lives.

The Company capitalizes costs incurred in bringing its network equipment to an operational state. Costs directly associated with the acquisition, construction and installation of network equipment are capitalized as a cost of that equipment. Indirect costs that relate to several sites are capitalized and allocated to the respective network equipment to which the costs relate. Other indirect costs are charged to expense as incurred. As of December 31, 2005 and 2004, and June 30, 2006, network equipment included capitalized internal labor costs of $5,970, $2,444 and $8,513, respectively.

The Company accounts for software developed or obtained for internal use in accordance with Statement of Position (“SOP”) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 requires entities to capitalize certain costs related to internal-use software once certain criteria have been met. As of December 31, 2005 and 2004, and June 30, 2006, capitalized internal-use software included capitalized internal labor costs of $539, $313 and $708, respectively.

Property and equipment are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. An impairment loss is recognized whenever (i) the estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset (if any) are less than the carrying value of the asset and (ii) the fair value of the asset is less than its carrying value. When an impairment loss is identified, the carrying value of the asset is reduced to its fair value.

During 2005, pursuant to an amendment of a contract with one of the Company’s customers, the Company received a cash payment from such customer in the amount of $559. This contract amendment allows the customer to terminate the Company’s services at specified collocation sites that are used to serve such customer (along with other customers, in most instances), if so requested by the customer. The Company believes

FiberTower Corporation
Notes to Financial Statements (Continued)
(All amounts are in thousands, except share and per share data)
(All information as of June 30, 2006 and for the three and six months ended June 30, 2006 and 2005 is unaudited)

this contract amendment will result in the decommissioning of certain collocation sites that are used exclusively to serve this customer. The network equipment located at these sites will be redeployed elsewhere in the Company’s network. However, the related equipment installation and collocation site acquisition costs, which had an aggregate net carrying value of $106 at December 31, 2005 (net of an agreed-upon per site reimbursement that the customer will provide the Company when these collocation sites are decommissioned), have no alternative use or salvage value. Therefore, the Company considered these long-lived assets to be impaired as of December 31, 2005. The resultant long-lived asset impairment charge of $106 (which is included in cost of service revenues for the year ended December 31, 2005) has been offset by the aforementioned cash payment from the customer. The remainder of such cash payment has also been recorded as a reduction of cost of service revenues for the year ended December 31, 2005.

Asset Retirement Obligations

The Company recognizes liabilities for asset retirement obligations relating to the estimated costs of removing network equipment from its leased collocation sites, as stipulated in the related lease agreements. The asset retirement obligations are recognized in the period in which they are incurred if a reasonable estimate of their fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the related long-lived assets and depreciated on a straight-line basis over their estimated useful life of ten years. As of December 31, 2005 and June 30, 2006 and 2005, the Company’s asset retirement obligations were $571, $944 and $389, respectively. As of December 31, 2004, the Company’s asset retirement obligations were not material.

FiberTower Corporation
Notes to Financial Statements (Continued)
(All amounts are in thousands, except share and per share data)
(All information as of June 30, 2006 and for the three and six months ended June 30, 2006 and 2005 is unaudited)

A summary of the asset retirement obligations activity is as follows:

	Year Ended December 31,	Six Months Ended June 30,
	2005	2006	2005

Asset retirement obligations at beginning of period	$—	$571	$—
Liabilities incurred in the current period	506	329	345
Liabilities settled in the current period	—	—	—
Accretion expense	65	44	44
Revisions in estimated cash flows	—	—	—
Asset retirement obligations at end of period	$571	$944	$389

Accounting for Stock-Based Compensation

Prior to January 1, 2006, the Company accounted for stock-based awards to employees (including nonemployee directors) using the intrinsic-value method set forth in Accounting Principles Board Opinion (“APBO”) No. 25, Accounting for Stock Issued to Employees and as permitted by SFAS No. 123, Accounting for Stock-Based Compensation. Under the intrinsic-value method, when the exercise price of the Company’s employee stock options equals or exceeds the fair value of the underlying stock on the date of grant, no compensation expense is recognized.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”), which is a revision of SFAS No. 123. SFAS No. 123(R) supersedes APBO No. 25 and amends SFAS No. 95, Statement of Cash Flows. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. Pro forma disclosure is no longer an alternative.

FiberTower Corporation
Notes to Financial Statements (Continued)
(All amounts are in thousands, except share and per share data)
(All information as of June 30, 2006 and for the three and six months ended June 30, 2006 and 2005 is unaudited)

The Company adopted SFAS No. 123(R) on a prospective basis effective January 1, 2006. Under the prospective method, the Company continues to account for outstanding stock options at the date of adoption of SFAS No. 123(R) in the same manner as they had been accounted for prior to adoption for financial statement recognition purposes. The adoption of SFAS No. 123(R) increased the Company’s net loss for the three and six months ended June 30, 2006 by $1,126 ($0.06 per share).

All awards granted, modified or settled after January 1, 2006 have been accounted for using the measurement, recognition and attribution provisions of SFAS No. 123(R). The Company used the minimum-value method for pro forma disclosures under the original provisions of SFAS No. 123. Therefore, the Company has not provided pro forma disclosures for outstanding awards accounted for under the intrinsic-value method of APBO No. 25 for all periods presented after the adoption of SFAS No. 123(R).

The Company determines the fair value of each stock option at the grant date using the Black-Scholes-Merton option valuation model. Generally, the Company’s stock options vest ratably over a four-year period from date of grant and have a contractual term of ten years. Expected volatilities are calculated based on the historical volatilities of similar public companies in the telecommunications industry. The expected term of options granted is based on an average of the vesting term and the contractual life of the option, which represents management’s estimate of the period that options granted are expected to be outstanding. The risk-free interest rate for periods within the contractual life of the options is based on the U.S. Treasury yield curve in effect at the time of the grant. The Company determines the fair value of each nonvested common stock award based on the fair value of the Company’s common stock at the date of grant.

The Company uses the straight-line method for share-based payment expense recognition, and estimates forfeitures and only recognizes share-based payment expense for those awards expected to vest. The Company’s estimated forfeiture rate is based on its historical forfeiture experience and the historical forfeiture rates of similar public companies in the telecommunications industry.

FiberTower Corporation
Notes to Financial Statements (Continued)
(All amounts are in thousands, except share and per share data)
(All information as of June 30, 2006 and for the three and six months ended June 30, 2006 and 2005 is unaudited)

Additionally, SFAS No. 123(R) requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. However, this requirement did not have a material impact on the Company’s 2006 interim financial statements.

The Company accounted for stock options granted to nonemployees prior to January 1, 2006 using the fair-value method set forth in SFAS No. 123. Effective January 1, 2006, the Company accounts for share-based payments to nonemployees based on the guidance in Emerging Issues Task Force (“EITF”) Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees.

Advertising Costs

Advertising costs are charged to sales and marketing expense as incurred. The Company incurred no advertising costs during the years ended December 31, 2005, 2004 and 2003, or during the three and six months ended June 30, 2006 and 2005.

Income Taxes

The Company uses the liability method to account for income taxes as required by SFAS No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

FiberTower Corporation
Notes to Financial Statements (Continued)
(All amounts are in thousands, except share and per share data)
(All information as of June 30, 2006 and for the three and six months ended June 30, 2006 and 2005 is unaudited)

Loss Per Share

Basic net loss per share is calculated by dividing net loss by the weighted average number of common shares outstanding during the period, less shares subject to repurchase, and excludes any dilutive effects of convertible preferred stock and stock options. Diluted net loss per share was the same as basic net loss per share in all periods presented because the Company had net losses in each of these periods.

A reconciliation of the numerator and denominator used in the calculation of basic and diluted loss per share is as follows:

	Year Ended December 31,			Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2003	2006	2005	2006	2005
Numerator for basic and diluted net loss per share:
Net loss forperiod	$(21,909)	$(12,065)	$(5,626)	$(10,011)	$(5,188)	$(16,488)	$(9,983)

Denominator for basic and diluted net loss per share:
Weighted average common shares outstanding	17,521,202	16,994,770	16,114,414	18,027,862	17,477,830	17,852,967	17,423,343
Weighted average common shares outstanding subject to repurchase	(2,861,131)	(6,148,692)	(9,437,754)	(90,338)	(3,279,278)	(449,645)	(3,687,996)

Denominator for basic and diluted net loss per share	14,660,071	10,846,078	6,676,660	17,937,524	14,198,552	17,403,322	13,735,347

FiberTower Corporation
Notes to Financial Statements (Continued)
(All amounts are in thousands, except share and per share data)
(All information as of June 30, 2006 and for the three and six months ended June 30, 2006 and 2005 is unaudited)

The following table sets forth potential shares of common stock, on a weighted average basis, that are not included in the diluted net loss per share calculations above, because to do so would be anti-dilutive for each of the periods presented:

	Year Ended December 31,			Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2003	2006	2005	2006	2005
Convertible preferred stock	159,098,542	93,913,793	42,587,592	223,850,026	98,800,863	223,850,026	98,800,863
Stock options	4,551,046	2,638,716	1,456,432	9,396,216	2,265,915	9,356,124	2,299,519
Unvested shares of common stock subject to repurchase	2,861,131	6,148,692	9,437,754	90,338	3,279,278	449,645	3,687,996
Nonvested common stock awards	—	—	—	265,662	—	133,565	—
Total potential shares of common stock excluded from the computation of diluted loss per share	166,510,719	102,701,201	53,481,778	233,602,242	104,346,056	233,789,360	104,788,378

Recent Accounting Pronouncements

In November 2005, the FASB issued FASB Staff Position (“FSP”) FAS No. 115-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. FSP FAS No. 115-1 addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. FSP FAS No. 115-1 also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in FSP FAS No. 115-1 amends SFAS No. 115 and APBO No. 18, The Equity Method of Accounting for Investments in Common Stock. The guidance in FSP FAS No. 115-1 shall be applied to reporting periods beginning after December 15, 2005. The adoption of this standard did not have a material impact on the Company’s 2006 interim financial statements.

FiberTower Corporation
Notes to Financial Statements (Continued)
(All amounts are in thousands, except share and per share data)
(All information as of June 30, 2006 and for the three and six months ended June 30, 2006 and 2005 is unaudited)

In October 2005, the FASB issued FSP FAS No. 13-1, Accounting for Rental Costs Incurred during a Construction Period. FSP FAS No. 13-1 concludes that rental costs incurred during and after a construction period are for the right to control the use of a leased asset during and after construction of a leased asset, and that there is no distinction between the right to use a leased asset during the construction period and the right to use that asset after the construction period. Therefore, rental costs associated with ground or building operating leases that are incurred during a construction period should be recognized as rental expense. The guidance in FSP FAS No. 13-1 is to be applied to the first reporting period beginning after December 15, 2005. The guidance in FASP FAS No. 13-1 is consistent with how the Company has historically accounted for rental costs during a construction period and, therefore, the adoption of this standard did not have a material impact on the Company’s 2006 interim financial statements.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. SFAS No. 154 changes the requirements for the accounting and reporting of a change in accounting principle. It applies to all voluntary changes in accounting principle, as well as to changes required by an accounting pronouncement that does not include specific transition provisions. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS No. 154 did not have a material impact on the Company’s 2006 interim financial statements.

In March 2005, the FASB issued Interpretation (“FIN”) No. 47, Accounting for Conditional Asset Retirement Obligations. FIN No. 47 clarifies that the term “conditional asset retirement obligation,” as used in SFAS No. 143, Accounting for Asset Retirement Obligations, refers to an unconditional legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Thus, the timing and (or) method of settlement may

FiberTower Corporation
Notes to Financial Statements (Continued)
(All amounts are in thousands, except share and per share data)
(All information as of June 30, 2006 and for the three and six months ended June 30, 2006 and 2005 is unaudited)

be conditional on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred, generally upon acquisition, construction, or development and (or) through the normal operation of the asset. Uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. SFAS No. 143 acknowledges that in some cases, sufficient information may not be available to reasonably estimate the fair value of an asset retirement obligation. FIN No. 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The adoption of FIN No. 47 did not have a material impact on the Company’s 2005 financial statements.

On May 15, 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity, such as mandatorily redeemable equity instruments. SFAS No. 150 must be applied immediately to instruments entered into or modified after May 31, 2003 and to all other instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003, except for mandatorily redeemable instruments of nonpublic companies, to which the provisions of SFAS No. 150 must be applied in fiscal periods beginning after December 15, 2003. The application of SFAS No. 150 to pre-existing instruments should be recognized as the cumulative effect of a change in accounting principle. The adoption of SFAS No. 150 had no effect on the accompanying financial statements.

FiberTower Corporation
Notes to Financial Statements (Continued)
(All amounts are in thousands, except share and per share data)
(All information as of June 30, 2006 and for the three and six months ended June 30, 2006 and 2005 is unaudited)

2. Property and Equipment

Property and equipment consists of the following:

	December 31,		June 30,
	2005	2004	2006

Network equipment	$31,075	$13,299	$44,766
Internal-use computer software	1,175	1,058	1,240
Office equipment and other	2,241	1,021	2,986
	34,491	15,378	48,992
Less accumulated depreciation and amortization	4,968	1,879	7,264
Property and equipment in-service, net	29,523	13,499	41,728
Construction-in-progress	47,676	13,324	87,525
Property and equipment, net	$77,199	$26,823	$129,253

3. Long-Term Accounts Payable and Vendor Contracts

Long-term accounts payable consists of trade payables with extended payment terms relating to the Company’s purchase of equipment, software and professional services from certain vendors. Two of these vendor contracts, which contain the nonrevolving lines of credit described below, assess interest on unpaid balances ($1,215, $1,425 and $972 as of December 31, 2005 and 2004, and June 30, 2006, respectively) at 10% per annum. Another of these vendor contracts assessed interest on unpaid balances ($0 and $240 as of December 31, 2005 and 2004, respectively) at the London Interbank Offered Rate, plus 6.75% per annum. And lastly, an additional vendor contract assessed interest on unpaid balances ($0 and $20 as of December 31, 2005 and 2004, respectively) at 8% per annum. All of the Company’s other long-term accounts payable balances at December 31, 2004 (none as of December 31, 2005 and June 30, 2006) bore no interest.

FiberTower Corporation
Notes to Financial Statements (Continued)
(All amounts are in thousands, except share and per share data)
(All information as of June 30, 2006 and for the three and six months ended June 30, 2006 and 2005 is unaudited)

Future principal payments under the terms of the respective vendor contracts are as follows as of December 31, 2005 and June 30, 2006:

	December 31, 2005	June 30, 2006
Years ending December 31,
2006 (1)	$586	$343
2007	579	579
2008	50	50
Total	1,215	972
Less current portion included in accounts payable	586	681
Long-term accounts payable	$629	$291

(1)             The June 30, 2006 amount reflects the future principal payments for the period July 1, 2006 to December 31, 2006.

Under certain circumstances, one of the Company’s vendors had the right to convert an accounts payable balance of $240 as of December 31, 2004 (none as of December 31, 2005) into a certain number of shares of the Company’s capital stock specified in the respective vendor contract. However, such conversion right lapsed during 2005 when the related accounts payable balance was extinguished.

Two of the Company’s vendor contracts contained nonrevolving lines of credit for the purchase of equipment in the aggregate amount of $5,000 through July 2, 2005 (as of December 31, 2005 and June 30, 2006, the Company had no additional borrowing capacity under these lines of credit). As of December 31, 2005 and June 30, 2006, the Company had utilized $3,063 of these lines of credit. The aggregate outstanding balance of $1,215 and $972 under these lines of credit as of December 31, 2005 and June 30, 2006, respectively, was collateralized by equipment with a net book value of approximately $2,950 and $2,785 as of such dates, respectively. These vendor contracts also contain certain covenants that, among other things, require the maintenance of a specified debt-to-equity ratio and restrict the incurrence of certain borrowings and liens on certain of the Company’s assets.

FiberTower Corporation
Notes to Financial Statements (Continued)
(All amounts are in thousands, except share and per share data)
(All information as of June 30, 2006 and for the three and six months ended June 30, 2006 and 2005 is unaudited)

4. Leasing Arrangements

The Company leases its facilities and certain vehicles and equipment under leasing arrangements that have been accounted for as operating leases in the accompanying financial statements. Certain of the Company’s operating leases contain renewal options and rent escalation clauses.

Future minimum lease payments under operating leases with noncancelable terms in excess of one year were as follows as of December 31, 2005 and June 30, 2006:

	December 31, 2005	June 30, 2006
Years ending December 31,
2006 (1)	$5,053	$5,312
2007	4,826	10,853
2008	4,816	11,026
2009	4,622	11,081
2010	4,725	11,354
Thereafter	23,755	55,519
Total minimum lease payments	$47,797	$105,145

(1)             The June 30, 2006 amount reflects the minimum lease payments for the period July 1, 2006 to December 31, 2006.

Rent expense under all operating leases for the years ended December 31, 2005, 2004 and 2003, the three months ended June 30, 2006 and 2005 and the six months ended June 30, 2006 and 2005 was $2,685, $932, $351, $1,961, $602, $3,365 and $1,058, respectively. Payments under the Company’s operating leases that escalate over the term of the lease are recognized as rent expense on a straight-line basis.

FiberTower Corporation
Notes to Financial Statements (Continued)
(All amounts are in thousands, except share and per share data)
(All information as of June 30, 2006 and for the three and six months ended June 30, 2006 and 2005 is unaudited)

5. Guarantees and Other Contingencies

From time to time, the Company enters into certain types of contracts that contingently require it to indemnify various parties against claims from third parties. These contracts primarily relate to: (i) certain real estate leases, under which the Company may be required to indemnify property owners for environmental and other liabilities, and other claims arising from the Company’s use of the applicable premises; (ii) certain agreements with the Company’s officers, directors and employees, under which the Company may be required to indemnify such persons for liabilities arising out of their employment relationship; (iii) contracts under which the Company may be required to indemnify customers against third-party claims that a Company product or service infringes a patent, copyright or other intellectual property right; and (iv) procurement or license agreements under which the Company may be required to indemnify licensors or vendors for certain claims that may be brought against them arising from the Company’s acts or omissions with respect to the supplied products or technology.

Generally, a maximum obligation under these contracts is not explicitly stated. Because the obligated amounts associated with these types of agreements are not explicitly stated, the overall maximum amount of the obligation cannot be reasonably estimated. Historically, the Company has not been required to make payments under these obligations, and no liabilities have been recorded for these obligations in the Company’s balance sheets.

The Company is subject to certain legal proceedings and claims in the ordinary course of business. In the opinion of management, the ultimate outcome of these matters will not have a material impact on the Company’s financial position or results of operations.

As of December 31, 2005 and June 30, 2006, the Company had disputes with certain vendors concerning the amounts owed to them for purchases of equipment. The Company believes that such disputes will be resolved in the near term without a material effect on the Company’s financial statements.  One of the disputes was resolved during the second quarter of 2006 and did not have a material effect on the Company’s financial statements.

FiberTower Corporation
Notes to Financial Statements (Continued)
(All amounts are in thousands, except share and per share data)
(All information as of June 30, 2006 and for the three and six months ended June 30, 2006 and 2005 is unaudited)

6. Convertible Preferred Stock

The following is a summary of the Company’s authorized, issued and outstanding convertible preferred stock:

	Shares Authorized		Shares Issued and Outstanding
	December 31		December 31,
Series	2005	2004	2005	2004

Series A	225,000,000	—	223,850,026	—
Series A-1	—	21,064,815	—	21,064,815
Series B	—	34,229,207	—	34,229,207
Series C	—	43,506,841	—	43,506,841
	225,000,000	98,800,863	223,850,026	98,800,863

At June 30, 2006, the number of authorized, issued and outstanding shares of convertible preferred stock remained unchanged since December 31, 2005.

In July 2005, the Company issued 150,000,000 shares of Series A in a financing that generated net cash proceeds of $149,828. As a result of the Series A financing, all 98,800,863 issued and outstanding shares of Series A-1, Series B and Series C Convertible Preferred Stock were converted into 73,850,026 shares of Series A.

In July 2003, the Company issued 22,296,080 shares of Series B Convertible Preferred Stock (“Series B”) in a financing that generated net cash proceeds of $14,833. As a result, all 10,686,836 issued and outstanding shares of Senior Series 1 Convertible Preferred Stock and Senior Series 2 Convertible Preferred Stock and accrued dividends thereon were converted into 11,933,127 shares of Series B.

In connection with the issuance of convertible preferred stock in May 2002, the Company granted an entitlement to a maximum of 3,513,086 shares of common stock to certain stockholders if the number of shares of common stock reserved for issuance under the Stock Plan (Note 7)( the “Stock Plan Pool”) is increased above 3,466,667 shares prior to the consummation of a Qualified Series B Financing. The grant date fair value of this

FiberTower Corporation
Notes to Financial Statements (Continued)
(All amounts are in thousands, except share and per share data)
(All information as of June 30, 2006 and for the three and six months ended June 30, 2006 and 2005 is unaudited)

entitlement was estimated to be $176 using the Black-Scholes option valuation model and the following assumptions: a risk-free interest rate of 3.5%; no dividend yield; expected volatility of 70%; and an expected life of two years. Such grant date fair value was recorded as a component of additional paid-in capital in the Company’s statement of stockholders’ deficit for the year ended December 31, 2002, which reduced the amount of proceeds ascribed to the May 2002 convertible preferred stock transaction. In July 2003, in connection with the issuance of Series B, the Company amended the Stock Plan to increase the Stock Plan Pool and, therefore, issued 808,301 shares of common stock pursuant to the aforementioned entitlement.

Liquidation

In the event of any voluntary or involuntary liquidation of the Company, the holders of Series A are entitled to a per share liquidation preference (the “Preferred Stock Preferences”) of $1.00 plus any declared and unpaid dividends, prior and in preference to any distribution of any assets or property of the Company to the holders of the outstanding common stock. After payment or the setting apart for payment of the Preferred Stock Preferences, any remaining assets of the Company will be distributed ratably among the holders of common stock.

A change in control of the Company may, in certain circumstances, constitute a liquidation and trigger the liquidation preferences associated with the outstanding shares of Series A. Because a change in control could occur and not be solely within the control of the Company, all convertible preferred stock is considered to be redeemable and, therefore, is classified outside of permanent equity in the accompanying financial statements in accordance with the reporting requirements of the Securities and Exchange Commission as described in EITF Topic D-98, Classification and Measurement of Redeemable Securities. However, because the timing of any such redemption is uncertain, the Company will not accrete the carrying value of the convertible preferred stock to its liquidation preference value until it becomes probable that redemption will occur.

FiberTower Corporation
Notes to Financial Statements (Continued)
(All amounts are in thousands, except share and per share data)
(All information as of June 30, 2006 and for the three and six months ended June 30, 2006 and 2005 is unaudited)

Voting

The holders of Series A have the same voting rights as common stockholders. The holders of Series A are entitled to elect eight of ten directors.

Dividends

If the Company declares and pays dividends or other distributions on its common stock, the holders of Series A are entitled to receive such dividends on a pro rata basis as if their shares had been converted into shares of common stock. Through December 31, 2005 and June 30, 2006, no dividends have been declared on the Series A or common stock.

Conversion

Each share of Series A is convertible at the option of the holder into shares of the Company’s common stock. Such conversion is determined by dividing $1.00 by the applicable conversion price. At the conversion price in effect as of December 31, 2005 and June 30, 2006, each share of Series A would convert into one share of common stock. The conversion price per share for Series A will be adjusted for certain dilutive issuances, stock dividends, stock splits, combinations or recapitalizations. Series A automatically converts into shares of common stock at the conversion price in effect upon the earlier of (i) the closing of an underwritten public offering registered under the Securities Act of 1933, as amended, covering the offer and sale of common stock at a public offering price of not less than $2.00 per share (adjusted to reflect stock dividends, stock splits, combinations or recapitalizations) with aggregate cash proceeds to the Company of at least $50,000 or (ii) the date specified by written consent or agreement of the holders of at least 75% of the outstanding shares of Series A.

As described in Note 1, all shares of Series A were converted (on a one-to-one basis) into shares of the Company’s common stock immediately prior to the consummation of the merger with First Avenue.

FiberTower Corporation
Notes to Financial Statements (Continued)
(All amounts are in thousands, except share and per share data)
(All information as of June 30, 2006 and for the three and six months ended June 30, 2006 and 2005 is unaudited)

7. Stockholders’ Deficit

Founders’ Shares and Notes Receivable from Stockholders

In July 2000 and February 2001, the Company issued 15,000,000 shares of common stock (the “Founders’ Shares”) to the founders of the Company in exchange for cash in the amount of $70. In May 2002, the founders contributed 385,282 of such shares back to the Company without consideration. Ten percent of the Founders’ Shares vested in May 2002, and the remaining Founders’ Shares vest monthly over a four-year period beginning on May 31, 2002. As of December 31, 2005 and June 30, 2006, 1,096,104 and 0, respectively, Founders’ Shares remain subject to forfeiture and cancellation.

During July 2005, the Company accepted notes receivable aggregating $4,000 from the founders in exchange for cash. Such notes are collateralized by the (i) Founders’ Shares, the vested portion of which (11,600,432 shares) had an aggregate fair value, as determined by the Company, of $3,364 at the date the notes were issued and (ii) any other shares of the Company’s capital stock subsequently acquired by the founders. The principal component of these notes is (i) full recourse for the first 12 months and (ii) non-recourse thereafter; however, the interest component is full recourse, payable at maturity and nonrefundable. The notes bear interest at a fixed rate of 4.164%. The notes are not prepayable and they mature on the first to occur of July 2012 or the occurrence of any of the events specified in the note agreements, including the merger with First Avenue described in Note 1. Additionally, as specified in the note agreements, if, during the stipulated period after the issuance date of the notes, a founder (i) is terminated for cause by the Company or (ii) voluntarily resigns from the Company, then the Founders’ Shares collateralizing the notes will be tendered in full payment of the principal amount of the notes.

The notes receivable from stockholders, plus accrued interest, were fully repaid prior to the completion of the merger with First Avenue (Note 1).

FiberTower Corporation
Notes to Financial Statements (Continued)
(All amounts are in thousands, except share and per share data)
(All information as of June 30, 2006 and for the three and six months ended June 30, 2006 and 2005 is unaudited)

For accounting purposes, the acceptance of these non-recourse (after the first anniversary date of the notes) notes receivable from the Company’s founders in exchange for cash was considered to be (i) the purchase of treasury shares by the Company and (ii) the simultaneous issuance to the founders of unexercised, partially vested options to purchase the number of shares of the Company’s common stock that collateralize the notes. Such deemed options had intrinsic value at the date of grant because the exercise price was less than the fair value of the Company’s common stock at such date, as determined by the Company. With respect to the deemed purchase of treasury shares, the Company recorded the aggregate principal balance of the notes, along with interest subsequently accrued, as a reduction of stockholders’ equity in the accompanying balance sheets as of December 31, 2005 and June 30, 2006. However, the related common shares continue to be presented as issued and outstanding for financial reporting purposes because the holders of such shares are legally entitled to vote these shares, participate in dividends, when and if declared by the Board of Directors, and enjoy the other rights of ownership of such shares while the notes are outstanding. With respect to the deemed issuance of unexercised, partially vested stock options to the Company’s founders, because the interest component of the notes is full-recourse, payable at maturity and nonrefundable, such stock options constitute fixed stock-based awards, which resulted in the recognition of stock-based compensation expense aggregating $238. The stock-based compensation of $189 associated with the vested portion of the deemed options was charged to operations at the date of grant in 2005. The remaining deferred stock-based compensation associated with the unvested portion of the deemed options of $49 was recognized over the vesting period using the graded vesting method.

Stock Option Plan

In May 2001, the Company adopted a stock option plan (the “Stock Plan”) pursuant to which the Board of Directors may grant options to purchase common stock, or issue shares of common stock, to employees, officers, directors, advisors or consultants of the Company. Incentive stock options (“ISOs”) are granted with an exercise price equal to the estimated fair value of the common stock at the date of grant. ISOs have a ten-year term, become fully exercisable upon vesting, and generally vest over one to four years. Through December 31, 2005 and June 30, 2006, 1,190,931 and 1,796,123 shares, respectively, of common stock have been issued under the Stock Plan through the exercise of options.

FiberTower Corporation
Notes to Financial Statements (Continued)
(All amounts are in thousands, except share and per share data)
(All information as of June 30, 2006 and for the three and six months ended June 30, 2006 and 2005 is unaudited)

A summary of the stock option and common stock activity in the Stock Plan is as follows:

	Shares Available for Grant	Number of Shares	Exercise Price Per Share	Weighted- Average Exercise Price Per Share	Aggregate Intrinsic Value

Balance at December 31, 2002	1,267,263	3,428,388	$.05–$0.100	$0.06
Additional shares reserved	4,473,362	—	—	—
Granted	(1,579,284)	1,579,284	$0.10–$0.12	$0.12
Forfeited	248,760	(248,760)	$0.05–$0.12	$0.07
Exercised	—	(149,479)	$0.05	$0.05
Balance at December 31, 2003	4,410,101	4,609,433	$0.05–$0.12	$0.08
Additional shares reserved	2,600,000	—	—	—
Granted	(5,447,948)	5,447,948	$0.12–$0.26	$0.25
Forfeited	1,207,186	(1,207,186)	$0.05–$0.26	$0.16
Exercised	—	(639,601)	$0.05–$0.12	$0.08
Balance at December 31, 2004	2,769,339	8,210,594	$0.05–$0.26	$0.18
Additional shares reserved	18,235,828	—	—	—
Granted	(5,153,736)	5,153,736	$0.26–$0.29	$0.27
Forfeited	1,384,964	(1,384,964)	$0.10–$0.29	$0.26
Exercised	—	(365,497)	$0.05–$0.26	$0.13
Common stock issued to nonemployee for services rendered	(50,000)	—	—	—
Balance at December 31, 2005	17,186,395	11,613,869	$0.05–$0.29	$0.22
Granted	(3,687,380)	3,687,380	$1.42	$1.42
Forfeited	179,881	(179,881)	$0.12–$0.29	$0.23
Exercised	—	(605,192)	$0.05–$0.29	$0.21	$1,182
Balance at June 30, 2006	13,678,896	14,516,176	$0.05–$1.42	$0.52	$40,449
Exercisable at December 31, 2005		5,129,804	$0.05–$0.29	$0.16
Exercisable at June 30, 2006		6,245,911	$0.05–$1.42	$0.30	$18,793

FiberTower Corporation
Notes to Financial Statements (Continued)
(All amounts are in thousands, except share and per share data)
(All information as of June 30, 2006 and for the three and six months ended June 30, 2006 and 2005 is unaudited)

The following table summarizes information about stock options outstanding as of December 31, 2005:

Options Outstanding		Options Exercisable
Exercise Price Per Share	Number of Shares	Weighted- Average Remaining Contractual Life (Years)	Number Exercisable	Weighted Average Exercise Price

$0.05	1,599,297	5.83	1,569,087	$0.05
$0.10	583,548	6.78	463,805	$0.10
$0.12	1,080,209	7.70	910,560	$0.12
$0.26	5,912,579	8.67	1,813,032	$0.26
$0.29	2,438,236	9.60	373,320	$0.29
$0.05–$0.29	11,613,869	8.29	5,129,804	$0.16

The following table summarizes information about stock options outstanding as of June 30, 2006:

Options Outstanding		Options Exercisable
Exercise Price Per Share	Number of Shares	Weighted- Average Remaining Contractual Life (Years)	Number Exercisable	Weighted Average Exercise Price

$0.05	1,495,222	5.35	1,494,388	$0.05
$0.10	565,216	6.29	518,286	$0.10
$0.12	956,629	7.20	832,930	$0.12
$0.26	5,803,813	8.20	2,540,345	$0.26
$0.29	2,009,416	9.13	211,125	$0.29
$1.42	3,685,880	9.67	648,837	$1.42
$0.05–$1.42	14,516,176	8.27	6,245,911	$0.30

FiberTower Corporation
Notes to Financial Statements (Continued)
(All amounts are in thousands, except share and per share data)
(All information as of June 30, 2006 and for the three and six months ended June 30, 2006 and 2005 is unaudited)

Information on stock option grants, net of forfeitures, for the year ended December 31, 2005 is summarized as follows:

Date of issuance	Type of Equity Issuance	Number of Options Granted	Exercise Price	Estimated Fair Market Value	Intrinsic Value Per Share
January 24, 2005	Employee Options	999,500	$0.26	$0.26	$0.00
May 17, 2005	Employee Options	736,500	$0.26	$0.26	$0.00
July 12, 2005	Employee Options	1,083,736	$0.29	$0.29	$0.00
September 27, 2005	Employee Options	1,404,500	$0.29	$0.29	$0.00

The fair value of the Company’s common stock during 2005 was determined by the Board of Directors based on a variety of factors, including independent valuations performed on a retrospective basis by Pagemill Partners LLC.

On May 5, 2006, the Company granted options to certain employees and directors to purchase 3,687,380 shares of common stock at an exercise price of $1.42 per share, which was the estimated fair value of the Company’s common stock at the date of grant. Therefore, such options had no intrinsic value as of May 5, 2006. The fair value of the Company’s common stock as of May 5, 2006 was determined by the Board of Directors based on a variety of factors, including an independent valuation performed on a contemporaneous basis by Pagemill Partners LLC.

The fair value of the options granted during the six months ended June 30, 2006 was determined using a Black-Scholes-Merton option pricing model and the assumptions set forth below:

Expected life of options	5.00–6.25 years
Volatility	70%
Risk-free interest rate	5.03%
Expected dividend yield	0.00%

FiberTower Corporation
Notes to Financial Statements (Continued)
(All amounts are in thousands, except share and per share data)
(All information as of June 30, 2006 and for the three and six months ended June 30, 2006 and 2005 is unaudited)

The weighted-average grant-date fair value of stock options granted during the six months ended June 30, 2006 was $0.88 per share.

The Company recorded share-based payment expense of $513 for the three and six months ended June 30, 2006 relating to the May 5, 2006 employee stock option grants.

As of June 30, 2006, there was $2,000 of unrecognized compensation cost related to nonvested stock options. This cost is expected to be recognized over a weighted-average period of approximately 1.15 years.

The aggregate fair value of options accounted for under SFAS No. 123(R) that vested in the six-month period ended June 30, 2006 was $468.

In connection with the Agreement (Note 1), the Company agreed to provide certain severance benefits, including cash compensation and the acceleration of vesting of 50% of the then outstanding stock options, to any of its officers who are actually or constructively terminated within 12 months of the merger with First Avenue.

Certain of the Company’s key employees have executed agreements that provide for, upon (i) a change in control of the Company or (ii) termination of employment, the acceleration of vesting of stock options granted to such employees. The merger with First Avenue (Note 1) does not constitute a change in control and there was no accelerated vesting for such employees as a result of these agreements.

Nonvested Common Stock Awards

On May 12, 2006, in connection with the Agreement (Note 1), the Company agreed to grant two employees (one of whom is an executive officer) and a director a total of 467,907 shares of nonvested common stock (determined on a pre-merger basis). On June 22, 2006, the board of directors modified the employees’ award of 311,938 shares to vest on the earlier of the following after the consummation of the merger with First Avenue: (i) the seventh day after earnings are released for the third quarter of 2006; (ii) the date of termination of such employee’s employment other than for cause; and (iii) such employee’s death. On June 22, 2006, the director’s award of 155,969 shares of

FiberTower Corporation
Notes to Financial Statements (Continued)
(All amounts are in thousands, except share and per share data)
(All information as of June 30, 2006 and for the three and six months ended June 30, 2006 and 2005 is unaudited)

restricted common stock (determined on a pre-merger basis) was modified to vest on the earlier of the following after the consummation of the merger: (i) the seventh day after earnings are released for the fourth quarter of 2006; (ii) the date of termination of such director’s services to the Company other than for cause; and (iii) the director’s death.

On June 22, 2006, the Company’s board of directors granted an executive officer of the Company 155,969 shares of restricted common stock (determined on a pre-merger basis). This award will vest on the earlier of the following after the consummation of the merger with First Avenue: (i) the seventh day after earnings are released for the third quarter of 2006; or (ii) such person’s death.

The aggregate fair value of these nonvested common stock awards was based on the as-converted number of First Avenue’s common shares and the closing price of First Avenue’s common shares at the grant dates and is being recognized on a straight-line basis over the period from the grant dates through the estimated date of complete vesting. The Company recorded share-based payment expense of $613 for the three and six months ended June 30, 2006 in connection with these grants of nonvested common stock.

A summary of the nonvested common stock award activity for the six months ended June 30, 2006 is as follows:

	Number of Shares	Weighted-Average Grant-Date Fair Value Per Share

Balance at December 31, 2005	—	$—
Granted	623,876	$3.39
Vested	—	$—
Canceled	—	$—
Balance at June 30, 2006	623,876	$3.39

FiberTower Corporation
Notes to Financial Statements (Continued)
(All amounts are in thousands, except share and per share data)
(All information as of June 30, 2006 and for the three and six months ended June 30, 2006 and 2005 is unaudited)

As of June 30, 2006, there was approximately $1,513 of unrecognized compensation cost related to nonvested common stock awards. This compensation cost is expected to be recognized over a weighted-average period of approximately two months. The aggregate intrinsic value of nonvested common stock awards outstanding at June 30, 2006 was $2,211.

Other Stock-Based Compensation

During the years ended December 31, 2005, 2004, and 2003, the Company granted nonstatutory stock options (“NSOs”) to advisors and consultants to purchase 20,000, 34,080 and 59,403 shares of common stock, respectively, at prices ranging from $0.10 to $0.29 per share. In general, NSOs granted to consultants vest and become exercisable immediately, and NSOs granted to advisors vest and become exercisable over two years. In accordance with SFAS No. 123 and related interpretations, NSOs are initially recorded at fair value and periodically revalued over the vesting period. The Company recorded stock-based compensation expense of $4, $4 and $5 related to these NSOs during the years ended December 31, 2005, 2004, and 2003, respectively, using the Black-Scholes option valuation model and the following assumptions: risk-free interest rates ranging from 3.86% to 5.06%; no dividend yield; expected volatility of 70%; and an expected life of ten years. Through December 31, 2005, 103,489 shares of common stock have been issued through the exercise of NSOs.

FiberTower Corporation
Notes to Financial Statements (Continued)
(All amounts are in thousands, except share and per share data)
(All information as of June 30, 2006 and for the three and six months ended June 30, 2006 and 2005 is unaudited)

Employee and nonemployee stock-based compensation expense was recorded in the statements of operations as follows:

	Year Ended December 31,			Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2003	2006	2005	2006	2005

Cost of service revenues	$53	$—	$4	$377	$—	$382	$—
Sales and marketing	104	3	—	24	—	34	—
General and administrative	77	1	1	727	—	732	—
Total	$234	$4	$5	$1,128	$—	$1,148	$—

During the year ended December 31, 2005, the Company issued 50,000 shares of fully-vested common stock to a consultant in exchange for services rendered. The fair value of such shares at the date of issuance of $14 was charged to general and administrative expense in 2005.

Common Stock Reserved for Future Issuance

Shares of common stock reserved for future issuance were as follows as of December 31, 2005 and June 30, 2006:

	December 31, 2005	June 30, 2006

Convertible preferred stock	225,000,000	225,000,000
Stock options	28,800,264	28,195,072
	253,800,264	253,195,072

FiberTower Corporation
Notes to Financial Statements (Continued)
(All amounts are in thousands, except share and per share data)
(All information as of June 30, 2006 and for the three and six months ended June 30, 2006 and 2005 is unaudited)

8. Income Taxes

A reconciliation of FiberTower’s effective tax rate as a percentage of loss before income tax benefit and the federal statutory tax rate for the years ended December 31, 2005, 2004 and 2003 is as follows:

	2005	2004	2003

Federal statutory tax rate	34.0%	34.0%	34.0%
State income tax, net of federal benefit	6.0%	6.0%	6.0%
Change in valuation allowance	(40.0)%	(40.0)%	(40.0)%
Effective income tax rate	0.0%	0.0%	0.0%

Due to the Company’s (i) net operating losses since inception and (ii) present inability to recognize the potential benefits of its net operating loss carryforwards, as described below, no provision or benefit for income taxes has been recorded in the accompanying financial statements.

Deferred tax assets and liabilities at December 31, 2005 and 2004 are as follows:

	2005	2004
Deferred tax assets:
Net operating loss carryforwards	$18,000	$9,800
Other temporary differences	700	200
Total deferred tax assets	18,700	10,000
Deferred tax liabilities:
Property and equipment depreciation and impairment	(400)	(800)
Net deferred tax assets	18,300	9,200
Valuation allowance	(18,300)	(9,200)
Net deferred tax assets	$—	$—

Realization of the Company’s deferred tax assets is dependent upon future taxable income, the amount and timing of which are uncertain. Accordingly, the deferred tax assets have been fully offset by a valuation allowance. During the years ended December 31, 2005, 2004 and 2003, the Company increased the valuation allowance by approximately $9,100, $4,900 and $2,200, respectively.

FiberTower Corporation
Notes to Financial Statements (Continued)
(All amounts are in thousands, except share and per share data)
(All information as of June 30, 2006 and for the three and six months ended June 30, 2006 and 2005 is unaudited)

As of December 31, 2005, the Company had federal and state net operating loss carryforwards of approximately $44,500 and $44,100, respectively. Such federal and state net operating loss carryforwards will expire at various dates (i) beginning in 2021 and ending in 2025 and (ii) beginning in 2009 and ending in 2015, respectively, if not utilized.

Utilization of the Company’s net operating loss carryforwards may be subject to a substantial annual limitation due to the ownership change limitations included in the Internal Revenue Code of 1986, as amended, and similar state provisions. These annual limitations may result in the expiration of net operating losses before they are utilized.

9. Retirement Savings Plan

The Company maintains a 401(k) retirement savings plan (the “Savings Plan”) for its permanent employees. Each participant in the Savings Plan may elect to contribute a percentage of his or her annual compensation to the Savings Plan, up to a specified maximum amount per year. The Company, at its discretion, may also make contributions to the Savings Plan. The Company made no contributions to the Savings Plan during the years ended December 31, 2005, 2004 and 2003 and the three and six months ended June 30, 2006 and 2005. Benefits payable under the Savings Plan are limited to Company and employee contributions and earnings thereon.

10. Related Party Transactions

During the years ended December 31, 2005, 2004 and 2003 and the three and six months ended June 30, 2006 and 2005, the Company leased collocation space from certain stockholders that (i) own greater than 10% of the Company’s outstanding equity securities and/or (ii) have representatives who serve on the Company’s Board of Directors. One of these related parties also provided the Company with certain services pertaining to its network operations center during such years. The aggregate operating expenses included in the accompanying statements of operations for the year ended December 31, 2005 and the six months ended June 30, 2006 and 2005 pertaining to these lease and service arrangements were approximately $433, $648 and $162, respectively (the Company does not consider the corresponding amounts for the years ended December 31, 2004 and 2003 to be material to its financial statements).

FiberTower Corporation
Notes to Financial Statements (Continued)
(All amounts are in thousands, except share and per share data)
(All information as of June 30, 2006 and for the three and six months ended June 30, 2006 and 2005 is unaudited)

During the years ended December 31, 2005, 2004 and 2003, (i) a member of the Company’s Board of Directors and (ii) an investor in the Company served as consultants to the Company on various aspects of the Company’s business and strategy. These individuals were compensated for their services with varying amounts of cash and stock options, which the Company does not consider to be material to the accompanying financial statements.

11. Subsequent Event (Unaudited)

On October, 25, 2006, the Company agreed to sell $350 million of its 9.00% Convertible Senior Secured Notes (“Notes”) to a number of nationally recognized investment banks (“Initial Purchasers”) in a private placement. Subsequently, the Initial Purchasers exercised their option to acquire up to $52.5 million of additional Notes. The Company will issue the Notes pursuant to an Indenture dated November 9, 2006. The Notes will be guaranteed by the Company and each of its subsidiaries and will be secured by substantially all of the Company’s assets (subject to a prior lien to secure a working capital facility of up to $50 million). The Notes will mature on November 15, 2012 and will bear interest at 9% per annum payable in arrears on May 15 and November 15 each year. The holders of the Notes may convert the Notes into common shares at an effective price of $8.29 per share. The conversion price per share may be reduced if certain conditions by the Company are not met. The Company’s obligation to issue shares upon conversion is capped at 28,767,197 shares unless shareholder approval is obtained for such issuance. Management expects to complete the sale of the Notes on November 9, 2006.